ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (hereinafter "Agreement") dated as of November 25, 2003 by and among Nuvotec, Inc., a Washington corporation (hereinafter "Nuvotec"), in conjunction with its subsidiary Vivid Learning Systems, Inc. (hereinafter "Vivid"), and FoodSafety.com, Inc., a Delaware C corporation (hereinafter "FoodSafety").

      WHEREAS, the respective Boards of Directors of Nuvotec and FoodSafety have determined that the purchase of the assets of FoodSafety (a list thereof attached hereto as Exhibit A) by Nuvotec pursuant to, and subject to all of the terms and conditions of, this Agreement, is advisable, fair, and in the best interests of Nuvotec and FoodSafety and their respective shareholders;

      NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                  THE PURCHASE

      Section 1.1 The Purchase. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Nuvotec shall have lawful, valid, and indefeasible title to all of the assets of FoodSafety, (reference Exhibit A). This Agreement in no manner shall be interpreted to be neither a purchase of the FoodSafety corporate entity nor a purchase of the shares of FoodSafety. The corporate existence of FoodSafety shall continue or cease at the election of the Board of Directors of FoodSafety.

      Section 1.2 Effective Time of the Purchase. The Purchase shall become effective upon the time of Closing.

      Section 1.3 Closing. The Closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m. local time, at the offices of Nuvotec, 723 The Parkway, Suite 200, Richland, Washington, on November 25, 2003. On the Closing date or as specified below, Nuvotec shall deliver all funds and documents required by this Agreement and FoodSafety shall deliver a bill of sale for the assets.

                                   ARTICLE II
                                  CONSIDERATION

      Section 2.1 Consideration. In exchange for the assets sold by FoodSafety to Nuvotec and for certain promises regarding non-compete by Mr. Martin Mick (hereinafter "Mick") as noted in Mick's consulting agreement with Vivid described herein, Nuvotec shall issue to FoodSafety: a) Eighty Thousand Dollars ($80,000.00) cash in equal monthly payments over a six (6) month period, with the first payment due within five (5) business days of Closing; b) One Hundred Thousand Dollars ($100,000.00) in stock and/or options (to be defined by FoodSafety such that there be a value of One Hundred Thousand Dollars ($100,000.00) net of an exercise price, if applicable, in the event of stock options)- said stock and/or options to be issued at a discounted value of sixty-six and two thirds percent (66 2/3%) of the stock price of Vivid at the time of a financing of One Million Five Hundred Thousand Dollars ($1,500,000.00) or greater and with a six (6) month lockup- provided that if Vivid does not go public within (6) months of closing then FoodSafety will receive an additional


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

premium of fifty percent (50%) of Vivid stock- further, if after an additional nine (9) months Vivid is not public, then FoodSafety will have a put option with a five (5) year payback for all stock and/or options with interest at the lowest permissible rate allowed by the Internal Revenue Service; c) Vivid will enter a consulting agreement for the services of Mick effective on closing for One Hundred Thousand Dollars ($100,000.00) for one (1) year- reference Exhibit B for specific terms; d) payment to FoodSafety of a five percent (5%) royalty fee on subscription sales, said payments to be based on the net revenue (gross revenue less returns, allowances, insurance, freight, and commissions to certain distributors in certain markets) realized by Vivid on sales of online courseware in the food safety industry that were either developed from materials obtained via this asset purchase or other training products or online food safety information services developed in conjunction with Mick- royalties on custom projects will be negotiated on a case-by-case basis- the five percent (5%) royalty shall continue to be paid after the initial five (5) year period based on the aforenoted conditions should Mick remain in a "non-compete" status as defined in his consulting agreement (Exhibit B); e) Mick shall receive a five percent (5%) finders' fee for any capital raise or consideration received by Vivid or its affiliates of Twenty-five Thousand Dollars ($25,000.00) or more from any entity previously unknown to Nuvotec, Vivid, Mr. Steve Katz, Gottbetter & Partners LLP, or any third party working on behalf of Nuvotec; f) Vivid will enter a consulting agreement for the services of Mr. Roy Costa (hereinafter "Costa"); and, f) Vivid has reserved the right to offer to third parties the services of Mick and/or Costa, as an addition to their respective consulting agreements, and enter into agreements at billing rates determined by Vivid, with the approval of Mick and/or Costa, said approval to not be unreasonably withheld, for consulting or services otherwise unrelated to online or CBT delivered training that are the result of Vivid's marketing and sales efforts-in the instance that Vivid discovers an opportunity for such consulting or services, but opts to not provide said consulting or services to third parties, Mick and/or Costa may elect to provide such services directly, and will provide Vivid a ten percent (10%) finders fee for any resulting direct contracts.

      Section 2.2 Non-compete. It is acknowledged by the parties that Five Thousand Dollars ($5,000.00) of the afore-noted consideration is designated specifically as the consideration in exchange for the covenant not to compete.

      Section 2.3 Establishment of Escrow. In the event that a claim should arise or attach to the Assets acquired hereunder, through no fault of Nuvotec or Vivid, Vivid reserves the right to establish an escrow account for the royalty payments noted in Section 2.3 (d) above. Vivid will work with FoodSafety's counsel to determine a reasonable and probable cost to any settlement of the claim. Vivid will retain royalty payments in an amount to equal to this determined probable cost. Upon settlement of the claim, any costs incurred by Nuvotec and/or Vivid in the matter will be applied against the escrow and paid to Nuvotec and/or Vivid, with any unused amounts in the escrow transmitted to FoodSafety.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      Section 3.1 Representations and Warranties of Nuvotec. Nuvotec hereby represents and warrants to FoodSafety that:

            3.1.1 Organization; Corporate Power and Authority. Nuvotec is a corporation duly and validly organized and existing under the laws of the State of Washington. Nuvotec has full power, legal capacity, and authority to carry on its business as it is now conducted, to own, lease, and operate its assets and properties, and to enter into, perform, and comply with this Agreement.

            3.1.2 Authorization; Enforceability; No Conflict. The execution, delivery, and performance of this Agreement by Nuvotec have been duly authorized by all necessary corporate action. This Agreement constitutes the valid and binding obligation of Nuvotec, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery, and performance of this Agreement will not, or at Closing shall not, conflict with, or result in the breach or termination of, or constitute a default under, the articles of incorporation or bylaws of Nuvotec or any agreement, commitment, or instrument, judgment, or decree to which Nuvotec is a party or by which Nuvotec or its properties are bound.

            3.1.3 Disclosure. To the best knowledge of Nuvotec, neither this Agreement nor any other instrument/document delivered to FoodSafety pursuant to this Agreement or the due diligence contains any untrue statement of material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements, representations, or warranties, and information contained herein or therein to be not misleading.

      Section 3.2 Representations and Warranties of FoodSafety. FoodSafety.com, Inc. hereby represents and warrants to Nuvotec that:

            3.2.1 Organization; Corporate Power and Authority. FoodSafety is a corporation duly and validly organized and existing under the laws of the State of Delaware. FoodSafety has full power, legal capacity, and authority to carry on its business as it is now conducted, to own, lease, and operate its assets and properties, and to enter into, perform, and comply with this Agreement.

            3.2.2 Authorization; Enforceability; No Conflict. The execution, delivery, and performance of this Agreement by FoodSafety has been duly authorized by all necessary corporate action. This Agreement constitutes the valid and binding obligation of FoodSafety, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery, and performance of this Agreement will not, or at Closing shall not, conflict with, or result in the breach or termination of, or constitute a default under, the articles of incorporation or bylaws of FoodSafety or any agreement, commitment, or instrument, judgment or decree to which FoodSafety are a party or by which FoodSafety or the properties of FoodSafety are bound.

            3.2.3 Liabilities. FoodSafety has no liabilities or obligations of any nature or kind, whether absolute or contingent, known or unknown, accrued or unaccrued, due or to become due related to the assets being purchased by Nuvotec.

            3.2.4 Disclosure. To the best knowledge of FoodSafety, neither this Agreement nor any other instrument/document delivered to Nuvotec pursuant to this Agreement or the due diligence contains any untrue statement of material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements, representations, or warranties, and information contained herein or therein to be not misleading.

            3.2.5 Title to Assets. FoodSafety is the record and beneficial owner of the assets to be purchased by Nuvotec from FoodSafety, free and clear of any security interest, claim, lien, pledge, encumbrance, or restriction whatsoever in law or in equity, and FoodSafety's delivery and/or granting of access to Nuvotec on Closing of this Agreement will convey to Nuvotec lawful, valid, and indefeasible title thereto, free and clear of any security interest, claim, lien, pledge, encumbrance, or restriction whatsoever.

      Section 3.3 No Further Representations or Warranties. The parties hereto acknowledge that due diligence has occurred, as a result, each party is adequately informed about the other's past, current, and planned business activities and strategies. Accordingly, the representations and warranties contained in Sections 3.1 and 3.2 of this Agreement are exclusive, and no further representations or warranties shall be deemed to have been made by either party pursuant to this Agreement.

                                   ARTICLE IV
                 SECURITIES LAW MATTERS AND REGISTRATION RIGHTS

      Section 4.1 Shares for Investment. FoodSafety covenants and agrees that the Vivid shares and/or options to be issued to her under this Agreement will be held for investment and not with a view to distribute all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act of 1933 (hereinafter "Securities Act"). FoodSafety will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate, or otherwise dispose of any of the Vivid shares and/or options except in compliance with the Securities Act. FoodSafety agrees that no transfer of assignment of any Vivid shares or options shall be effective if the assignment would violate the provisions of the securities laws. If Nuvotec so requires, no assignment shall be effective unless FoodSafety delivers an opinion of counsel to Nuvotec, which opinion must be satisfactory to Nuvotec in all respects, to the effect that such transfer will not violate the securities laws. FoodSafety understands that all stock certificates will bear a legend noting these transfer restrictions.

      Section 4.2 Registration Rights. In the event Vivid shall undertake to file a registration statement, FoodSafety shall have the right to register shares provided FoodSafety pursuant to Section 2.1.

      Section 4.3 Shareholder Information. So long as FoodSafety owns the Vivid shares and/or options, FoodSafety will be provided with a copy of any information which Vivid sends to its shareholders in general.

                                    ARTICLE V
                            TERMINATION OF AGREEMENT

      This Agreement may be terminated at any time before the Closing, as follows, and in no other manner: By mutual consent of the parties.

                                   ARTICLE VI
                                 INDEMNIFICATION

      Section 6.1 Indemnification of FoodSafety. Without in any way limiting or diminishing the warranties, representations, or agreements herein contained or the rights or remedies available to any party for a breach by one of the other parties, Nuvotec agrees to indemnify, defend, and hold harmless FoodSafety and its designees, successors, and assigns from and against all losses, judgments, liabilities, claims, damages, or expenses (including reasonable attorneys' fees) of every kind, nature, and description in existence before or on the Closing, whether known or unknown, absolute or contingent, joint or several, either arising out of any failure of any representation or warranty of Nuvotec contained in this Agreement to have been correct and materially complete when made or arising out of or relating to the breach of any covenant or agreement of Nuvotec contained in this Agreement.

      Section 6.2 Indemnification of Nuvotec. Without in any way limiting or diminishing the warranties, representations, or agreements herein contained or the rights or remedies available to any party for a breach by one of the other parties, FoodSafety agrees to indemnify, defend, and hold harmless Nuvotec and its designees, successors, and assigns from and against all losses, judgments, liabilities, claims, damages, or expenses (including reasonable attorneys' fees) of every kind, nature, and description in existence before or on the closing, whether known or unknown, absolute or contingent, joint or several, either arising out of any failure of any representation or warranty of FoodSafety contained in this Agreement to have been correct and materially complete when made or arising out of or relating to the breach of any covenant or agreement of FoodSafety contained in this Agreement.

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

      Section 7.1 Confidentiality. Each of the parties will treat and hold all of the confidential information of the other exchanged as a result of the due diligence and the transactions contemplated by this Agreement to the highest level of care and confidence. No information of another party shall be released without the prior written approval of said party; provided, however, the parties may disclose such information as is necessary to comply with any information or disclosure requirements of any governmental agency. In such event, the party to whom the information belongs shall be immediately notified by the party from whom the information has been requested.

      Section 7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 7.3 Notices. All notices, requests, demands, or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (I) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

         If to Nuvotec:            Nuvotec, Inc.
                                   723 The Parkway
                                   Richland, WA  99532
                                   Attention:  Sandra I. Muller
                                   Telephone No.: 509/ 943-5319
                                   Facsimile No.: 509/ 943-5528

         If to FoodSafety:         FoodSafety.com, Inc.
                                   Post Office Box 428
                                   Lake Hopatcong, NJ  07849
                                   Attention:  Martin D. Mick
                                   Telephone No.: 973/ 663-3808
                                   Facsimile No.: 973/ 663-6159


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

      Section  7.4  Survival  of   Representations.   The   representations  and
warranties given under this Agreement shall be continuing and survive the closing of the transaction contemplated by this Agreement.

      Section 7.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

      Section 7.6 Miscellaneous. This Agreement (including the documents and instruments referred to herein): (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Washington, exclusive of the conflict of laws provisions thereof.

      Section 7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 7.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 7.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NUVOTEC, INC.

By:               /s/ Robert L. Ferguson
         --------------------------------------
         Robert L. Ferguson
         Chairman & Chief Executive Officer

FOODSAFETY, INC.


By:               /s/ Martin D. Mick
         --------------------------------------
         Martin D. Mick
         Chairman & Chief Executive Officer


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

EXHIBIT A
LIST OF ASSETS

      1. The URL www.foodsafety.com. Ownership of the URL will be transferred to Nuvotec immediately upon Closing.

      2. Approximately 1200 copies of Food Safety Management & Compliance (retail price $149 each). These books will continue to be stored at their current location for a future disposition.

      3. All Intellectual Property of FoodSafety.com, Inc. including copyrights, trademarks, patent applications, business plans, marketing schema, demo courses, source code and databases to include complete and up-to-date contact information on all FoodSafety.com inquiries (verbal, written, and electronic), prospective customers, potential strategic partners, and associations.

      4. Exclusive rights to commercialize any and all online food safety related information and food safety training materials produced by Mick for a five (5) year period, independent of the renewal of the Consulting Agreement executed between Vivid and Mick as part of this transaction.

      5. Mick shall develop and deliver to Vivid, in storyboard form, a food worker course and a food manager certification course, such courses to be defined by mutual agreement and developed in a form and manner suitable to Vivid.


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

EXHIBIT B
CONSULTING AGREEMENT: VIVID - MICK

                              CONSULTANT AGREEMENT
                                 Martin D. Mick

This letter hereby serves as the written agreement that Martin D. Mick henceforth shall act as a consultant to Vivid Learning Systems, Inc. (Vivid) on an as needed basis to provide Subject Matter Expertise for the following services related to the food safety industry: lesson development, business development, and other tasks as needed and directed by the Vivid President. Vivid Learning Systems, Inc. is a wholly owned subsidiary of Nuvotec, Inc.

It is acknowledged that Procurement Integrity, Non-Disclosure, and/or Organizational Conflict of Interest certificates may be required on a case-by-case basis. The consultant shall complete and sign said certifications when requested by Vivid.

Period of Agreement
The period of performance for the above-noted services shall commence on November 21, 2003 or date FoodSafety, Inc. definitive agreement with Nuvotec, Inc. is executed, whichever is later, and end on November 30, 2004. The agreement can be renegotiated at the sole discretion of Vivid for one (1) year, and thereafter by mutual agreement.

Termination
During the initial period of performance, neither party may terminate this agreement without good cause (e.g., health issues, hardship, etc.). In such circumstance, the terminating party shall provide written notice as soon as practicable and be willing to negotiate a compromise that allows both parties to receive the approximate intended benefit of the agreement. During the first extension, Vivid may terminate with ten (10) days advance written notice. During the periods of subsequent extensions either party may terminate this agreement with ten (10) days advance written notice.

Payment Terms
In consideration of the services to be performed, Vivid shall pay the fixed price amount of $8,333.00 per month for the initial 12 month period of performance. If options to extend the period of performance are exercised the payment terms for that option period will be negotiated at that time. It is anticipated that the Consultant shall incur approximately 20 hours per week (potentially more during the production and launch phase of the Vivid Food Safety Program).

All fair and reasonable travel and other direct costs directly attributable to the work conducted by Consultant as approved by the Vivid President shall be reimbursed. The Consultant will be eligible for performance based stock options after 6 months of the start date of this agreement which will be agreed upon in a separate agreement.

Invoices may be submitted no more than once a month and shall be payable upon receipt. Invoices shall reference this Consultant Agreement, include all travel and other direct cost receipts, and be mailed in duplicate to:

                                    Vivid Learning Systems, Inc.
                                    Accounts Payable
                                    723 The Parkway
                                    Richland, WA  99352

Independent Contractor
Consultant represents, warrants, and agrees that Consultant shall act at all times as an independent contractor under this contract and shall undertake to perform all acts, including the payment of any applicable tax and acquisition of any required licenses or permits, necessary to allow Consultant to perform this contract as an independent contractor. Consultant shall at no time be considered or hold itself out as employees of Nuvotec and/or its subsidiaries.

Confidentiality & Non-Compete

The parties acknowledge that in the course of performance of this agreement certain confidential, proprietary, and/or business sensitive information may be exchanged. Each party agrees to keep all such information in strictest confidence and shall not disclose such without the written consent of the party to whom said information belongs. The level of care to be given said information is the same that the party would afford its own such information. If a separate confidentiality agreement is executed between the parties, it shall take precedence over this clause.

Consultant agrees not to compete with Vivid for a period of five (5) years from the date of execution of the FoodSafety, Inc. definitive agreement with Nuvotec, Inc. Non-compete is defined as: working on behalf of any company, association, or individual that delivers or plans to deliver any food safety training or information online, company intranet or extranet, or via CBT; production of any food safety training materials on or offline for a company, association, or individual that will sell or market the training to third parties; acting in a sales or business development capacity for any company, association, or individual that delivers or plans to deliver any food safety training or information online, company intranet or extranet, or via CBT.

Each party acknowledges that the other party may participate in activities related to the subject matter that is pertinent to this Agreement; however, the parties agree not to compete on specific business opportunities brought to the attention of one party by the other, unless agreed to in writing by the disclosing party. Notwithstanding this, each party, its affiliates, and any entity in which it owns directly or indirectly an equity interest, agrees to not use, copy, or simulate, in any form or fashion, the Proprietary Information disclosed under this Agreement without the written agreement of the other party except for the purpose of this Agreement.

Conclusion
This agreement shall be construed under, and any suits and special proceedings arising out of this agreement shall be governed by, the laws of the State of Washington. In the event any provision of this agreement shall be declared illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, all remaining provisions of this agreement shall nevertheless continue in full force and effect.

AGREEMENT AND ACCEPTED:                 APPROVED BY
                                        VIVID LEARNING SYSTEMS, INC:

/s/ Martin D. Mick  11/25/03                      /s/ Kevin A. Smith    11/25/03
----------------------------             ---------------------------------------
Consultant             Date                  President                  Date

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